Exhibit 5.1

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099

(212) 728-8000 (Telephone)
(212) 728-8111 (Facsimile)

March [___], 2006

Oracle Healthcare Acquisition Corp.

200 Greenwich Avenue
3rd Floor
Greenwich, Connecticut 06830

Ladies and Gentlemen:

We have acted as counsel to Oracle Healthcare Acquisition Corp., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-128748) (as amended, the “Registration Statement”) with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of:  (i) 15,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant (the “Warrant”), each Warrant entitling the holder thereof to purchase one share of Common Stock, to be sold to the public through CRT Capital Group LLC and Ladenburg Thalman & Co. Inc., as the underwriters, (ii) all shares of Common Stock and all Warrants issued as part of the Units, and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units.

We have examined copies of the Form of Amended and Restated Certificate of Incorporation and the Form of Amended and Restated Bylaws of the Company, the Registration Statement, all resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion.  We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that:

1.                                       The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.                                       When the Registration Statement has become effective under the Act, the Units, the Warrants, and the unissued shares of Common Stock included in the Units or issuable upon exercise of the Warrants, when issued by the Company in accordance with and in the manner described by the prospectus contained in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America and we express no opinion with respect to any other laws (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Units and the Founding Director Warrants).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.  This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP